UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2025

IREN LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number: 001-41072

Australia	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Level 6, 55 Market Street, Sydney, NSW 2000 Australia
(Address of principal executive offices, including zip code)

+61 2 7906 8301
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary shares, no par value	IREN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Commercial Agreement with Microsoft

On November 2, 2025, IE US Hardware 3 Inc. (“IE US Hardware 3”), a wholly owned subsidiary of IREN Limited (the “Company”), and Microsoft Corporation (“Microsoft”) entered into a Partner Statement of Work (the “Microsoft Agreement”) , pursuant to which IE US Hardware 3 will provide Microsoft access to dedicated GPU infrastructure capacity in tranches (each, a “GPU Service”) at “Horizon” data center facilities located in Childress, Texas over a five-year average term.

The GPU Services will be made available to Microsoft in several tranches targeted for deployment during 2026 (subject to extension in certain circumstances). The total contract value is approximately $9.7 billion through 2031, with 20% of the contract value for each tranche to be paid prior to the applicable delivery date and credited against the service fees due and payable after the 24th calendar month of the applicable GPU Service term on a pro rata basis. The GPU Services will comprise NVIDIA GB300 GPUs and will be installed across four data center facilities at Childress known as “Horizon 1,” “Horizon 2,” “Horizon 3,” and “Horizon 4”, representing a combined IT load of approximately 200MW. Cash flow coming from the Microsoft Agreement will be utilized to finance part of the approximately $5.8 billion of GPU related capital expenditure anticipated to be required in connection with the Microsoft Agreement.

The Microsoft Agreement contains customary termination rights (including certain cure periods), including, subject to a cure period, a right for Microsoft to terminate if IE US Hardware 3 fails to meet agreed delivery dates and other remedies. The Microsoft Agreement contains other customary provisions for an agreement of this nature, including service level commitments, delay credits, governance and reporting, representations and warranties, indemnities, and limitations of liability. The commencement of the parties’ obligations under the Microsoft Agreement is subject to a delivery acceptance process.

The foregoing descriptions of the Microsoft Agreement do not purport to be complete and are qualified in their entirety by reference thereto. A copy of the Microsoft Agreement will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2025.

Commercial Agreement with Dell

On November 2, 2025, IE US Hardware 3 and Dell Marketing L.P. (“Dell”) entered into a Purchase Agreement (together with any ancillary agreements, the “Dell Purchase Agreement”) pursuant to which Dell will supply to IE US Hardware 3 GPUs and ancillary products and services, scheduled to be delivered in several tranches from March 2026, for an aggregate purchase price of approximately $5.8 billion payable in installments within 30 days of each tranche shipping.

The Dell Purchase Agreement contains customary representations, warranties, covenants, indemnities and termination rights. The Company has agreed to unconditionally guarantee the obligations of IE US Hardware 3 under the Dell Purchase Agreement.

The foregoing descriptions of the Dell Purchase Agreement do not purport to be complete and are qualified in their entirety by reference thereto. A copy of the Dell Purchase Agreement will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2025.

Item 7.01	Regulation FD Disclosure.

On November 3, 2025, the Company issued a press release announcing the Microsoft Agreement and the Dell Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

On November 3, 2025, the Company made available an investor presentation in connection with announcing the Microsoft Agreement and the Dell Purchase Agreement. A copy of the investor presentation is furnished as Exhibit 99.2 hereto and incorporated herein by reference. The investor presentation will also be available on the “Investor Hub” section of the Company’s website at https://iren.com.

The information contained in this Item 7.01, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description
99.1	Press release, dated November 3, 2025, announcing the Microsoft Agreement and the Dell Purchase Agreement.
99.2	Investor presentation, dated November 3, 2025, regarding the Microsoft Agreement and the Dell Purchase Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IREN LIMITED

By:	/s/ Daniel Roberts
Daniel Roberts Co-Chief Executive Officer and Director
Date: November 3, 2025